Exhibit 99.1

Ondas Holdings Launches Ondas Capital Expected to Deploy $150 Million to Accelerate Global Defense and Security Technologies

Investment Program to Rapidly Scale Mature and Combat Proven Unmanned Systems and AI Solutions

James Acuna Will Lead the Ondas Capital Investment Program

Intends to Establish a New European Headquarters to support Ondas’ International Operations

Launch Event Planned for September 11, 2025, at the DSEI Exhibition in London

BOSTON, MA / September 2, 2025 / Ondas Holdings Inc. (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and autonomous drone and robotics solutions, today announced the launch of Ondas Capital, a new business unit focused on accelerating the global deployment of unmanned and autonomous systems to Allied defense and security markets. The Company also announced that James Acuna, who recently joined the Ondas Autonomous Systems (“OAS”) Advisory Board, will lead the investment program for the Ondas Capital business unit.

Ondas Capital will combine advisory services with direct investment to support rapid scaling of mature and combat-proven defense technologies. The unit will initially emphasize activity in Eastern Europe, with a particular focus on Ukraine, and build bridges to Allied markets in the United States and Europe. Ondas expects to deploy at least $150 million to this initiative over the next two years, with investments expected to begin in the fourth quarter of 2025.

“Ondas Capital represents an important evolution of our business model,” said Eric Brock, Chairman and CEO of Ondas Holdings. “We are creating new financial and operating structures aimed to rapidly scale critical defense and security capabilities globally. We believe our ability to bring in exceptional leaders like James Acuna, combined with the broader Ondas team and coalition, ensures that we can accelerate market development while meeting the critical requirement to localize these efforts. This strategy is designed to drive significant value creation for customers, governments, partners, and shareholders alike.”

Ondas Capital will target investments in unmanned aerial and ground robotics, advanced simulation, and AI solutions for autonomous operations, applying lessons from modern battlefields in Ukraine and beyond. The advisory services platform will also be available to companies outside the investment portfolio, providing independent expertise to strengthen innovation, operations, and market positioning.

“In recent years, we have witnessed a rapid acceleration of new technologies that are changing the way militaries project power, secure borders, and protect critical infrastructure,” said James Acuna. “We believe there is an urgent need to scale how these next-generation capabilities are delivered to Allied nations. Through Ondas Capital, we intend to identify leading platform technologies and talent and provide both the capital and operational expertise to accelerate growth across global markets for the benefit of governments, citizens, and investors.”

In addition to its U.S. operations, Ondas Capital intends to establish a European headquarters through which it will have a presence in Estonia, Ukraine and the United Kingdom, operating under professional governance with a board of directors and advisors drawn from both the public and private sectors across the U.S. and Europe. This structure will ensure disciplined management, transparency, and alignment with stakeholders’ expectations.

At the Defense and Security Equipment International (DSEI) exhibition in London on September 11, 2025, Mr. Acuna will present the framework for the $150 million investment program and outline its strategy.

Mr. Acuna brings more than 30 years of international security and technology leadership, including two decades in CIA field operations across Eurasia and Central Asia. In the private sector, he founded Frontier Vectors LLC and Baltic Ghost Wing, a drone training and testing facility in Estonia shaped by battlefield experience in Ukraine. He has advised governments, defense ministries, and major manufacturers on unmanned and autonomous systems across both defense and commercial domains.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous systems and private wireless solutions through its business units Ondas Autonomous Systems (OAS), Ondas Capital and Ondas Networks. Ondas’ technology platforms offer a powerful combination of aerial and ground intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS delivers a portfolio of AI-powered defense and security platforms that are deployed globally to safeguard sensitive locations, populations, and infrastructure. Through its subsidiaries American Robotics, Airobotics, and Apeiro Motion, OAS offers the Optimus System—the first U.S. FAA-certified small UAS for automated aerial security and data capture—the Iron Drone Raider—an autonomous counter-UAS platform—and Apeiro’s advanced ground robotics and tethered UAV systems, supported by innovative navigation and communications technologies.

Ondas Capital combines advisory services and direct investments to accelerate the rapid scaling and global deployment of unmanned and autonomous systems to Allied defense and security markets and offers advisory services.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Apeiro Motion: www.apeiro-motion.com, LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888-657-2377

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

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